Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Omnibus Incentive Award Plan of AutoZone, Inc. of our reports dated October 26, 2020, with respect to the consolidated financial statements of AutoZone, Inc. and the effectiveness of internal control over financial reporting of AutoZone, Inc. included in its Annual Report (Form 10-K) for the year ended August 29, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee
December 18, 2020